Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-148352, on Form S-8 of our reports dated April 28, 2009, relating to the consolidated financial statements and financial statement schedule of AirMedia Group Inc., its subsidiaries, its variable interest entities (the “VIE”) and its VIEs’ subsidiaries (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of AirMedia Group Inc. for the year ended December 31, 2008.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
April 28, 2009